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                     SEVERANCE AGREEMENT AND MUTUAL RELEASE

         This Severance Agreement and Mutual Release ("Agreement") is entered into by and between M. Ted Dillard, an individual ("Employee"), and Diversified Corporate Resources, Inc. ("DCRI"), effective as of March 15, 2001. Employee and DCRI are referred to collectively as the "Parties" and agree as follows:

1. ENTIRE SETTLEMENT AGREEMENT. Employee and DCRI mutually agree to discontinue their current employment relationship and to resolve and amicably settle all issues related to Employee's employment at DCRI on the terms and conditions contained in this Agreement. This Agreement sets forth the entire agreement between the Parties and supersedes any and all prior oral or written agreements or understandings between the Parties, including but not limited to the Amended and Restated Employment Agreement ("Employment Agreement") dated August 11, 2000.

2. SUBMISSION AND ACCEPTANCE OF RESIGNATION. In consideration of this Agreement and effective March 15, 2001 (the "Separation Date"), Employee voluntarily resigns his employment as President of DCRI, as well as any position on the Board of Directors and any position as an officer or director of any of the DCRI Released Parties. DCRI accepts Employee's resignation effective March 15, 2001. DCRI will pay Employee his base salary earned through the Separation Date.

3. SEPARATION BENEFITS. To provide Employee with benefits that he would not otherwise be entitled to receive, the Parties agree as follows:

                  a. SEVERANCE PAY. Over a twelve (12) month period, DCRI will pay Employee a severance pay in the total amount of Two Hundred and Ten Thousand and No/100's Dollars ($210,000.00), minus applicable withholdings as required by law and interest deductions for those certain Promissory Notes dated as of July 17, 1998 in the original principal amount of $148,580.53 ("July Note") and as of October 12, 1998 in the original principal amount of $125,300.00 ("October Note"). The severance pay shall be made in twenty-four (24) equal, semi-monthly installments in accordance with DCRI's existing payroll practices, commencing March 15, 2001.

                  b. EXECUTIVE BONUS PLAN. Employee shall receive any earned but unpaid bonus for fiscal year 2000 and his pro rata bonus for fiscal year 2001 (74/365 for the period from Jan. 1st through March 15th ) in accordance with the terms and conditions of the Executive Bonus Plan. DCRI shall continue to administer the Executive Bonus Plan in good faith and not arbitrarily decrease Employee's cash bonus entitlement. Payment of the FY2000 and FY2001 cash bonus shall be made to Employee when performance bonuses under the Executive Bonus Plan are distributed to other DCRI executives and employees. Employee shall not be entitled to any additional bonus compensation.

SETTLEMENT AGREEMENT AND RELEASE - PAGE 1

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                  c.       HEALTH INSURANCE BENEFITS. DCRI agrees to pay on
                           behalf of Employee the applicable monthly premium which is required under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), to continue his group health insurance coverage to the extent such coverage was in effect on the date immediately prior to the Separation Date. DCRI shall continue to make the monthly COBRA premium payment on Employee's behalf until the earliest of: (i) the first date that Employee becomes eligible for medical coverage under any other group medical plan; (ii) the date Employee elects to discontinue medical coverage for himself and his dependents; or (iii) March 15, 2002. Employee shall provide written notice to DCRI of the occurrence of any event described in subpart
                           (i) or (ii) within five (5) days thereof.

                  d. VESTING AND EXERCISE OF STOCK OPTIONS. Employee shall execute the following Ancillary Documents to accelerate the vesting of 5,556 shares of DCRI stock which would otherwise vest on March 31, 2001 and to permit the exercise of Employee's vested stock options at any time through December 31, 2002, subject to the other provisions of the applicable stock option agreement and stock option plan (incorporated herein by reference): (i) Second Amendment to 1996 Stock Option Agreement attached hereto as Exhibit A; and (ii) Second Amendment to 1998 Stock Option Agreement attached hereto as Exhibit B. Employee shall not be entitled to any additional stock options.

                  e. EXTENSION OF OCTOBER NOTE'S MATURITY DATE AND EVENT OF DEFAULT. The Parties agree to extend the Maturity Date of the October Note from October 12, 2001 to July 17, 2003 and shall execute the Amendment to Promissory Note attached hereto as Exhibit C. Employee shall timely pay the July and October Notes but shall not be required to provide additional security for the July and October Notes. Employee may sell such security from time to time but all proceeds therefrom shall be applied to satisfy the secured debt until paid in full.

                  f. DEFERRED COMPENSATION BENEFITS. All amounts and other benefits, if any, funded or otherwise due as of the Separation Date pursuant to DCRI's deferred compensation program for Employee as referenced in paragraph 6(d) (first paragraph thereof) of the Employment Agreement. The deferred compensation shall be paid or transferred to Employee within seven (7) days of the execution of this Agreement in the manner contemplated by the deferred compensation program.

                  g. 401K BENEFITS. Employee shall retain all benefits he may have under DCRI's 401k Plan.

SETTLEMENT AGREEMENT AND RELEASE - PAGE 2

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                  h.       LETTER OF REFERENCE. DCRI will provide a letter of
                           reference for Employee, signed in the form attached as Exhibit D, and such letter shall be signed by J. Michael Moore. Employee may request additional reference letters from other officers or directors as they may agree upon.

                  i. UNPAID VACATION. Within seven (7) days of the execution of this Agreement, Employee shall be paid for his accrued but unused vacation time as of the Separation Date.

4. NON-DISPARAGEMENT. The Parties mutually agree not to libel, slander, defame or otherwise disparage each other. Employee shall make no disparaging comments which may tend to injure the business of DCRI, its officers, directors or employees or that would encourage any entity or person to refrain from or cease doing business with DCRI. Likewise, DCRI shall use good faith efforts to ensure that its officers and directors make no disparaging comments about Employee. Employee's personnel file will reflect that he voluntarily resigned, and DCRI will place a memorandum in his personnel file directing that in the event DCRI receives a reference inquiry from a prospective employer concerning M. Ted Dillard, such individuals shall be referred to Annette Guinsburg, Vice President of Human Resources (or her successor), who will provide the individual with a copy of the reference letter identified in paragraph 3(h) above and that only such reference letter is authorized to be released. Nothing contained in this paragraph four (4), however, shall be construed to limit or otherwise restrict the Parties from prosecuting, defending, providing testimony or responding to governmental process in any judicial or administrative proceeding. In the absence of a court judgment or order confirming a violation of this paragraph four (4), an alleged violation of paragraph four (4) shall not serve as a basis to relieve the other party from its obligations arising under this Agreement.

5. NON-SOLICITATION COVENANT. Employee acknowledges that, as part of his employment with DCRI, he has become familiar with the salary, pay scale, capabilities, experiences, skill and desires of DCRI's employees and the proprietary and confidential information relating to DCRI's customers. In order to protect the confidentiality of such information and the legitimate business interests of DCRI, Employee agrees that, for a period of twelve (12) months following the effective date of this Agreement, Employee shall not:

                  a. Recruit, hire, employ, solicit for employment, or attempt to recruit, hire, employ or solicit for employment, directly or indirectly, any DCRI employee or consultant who is currently employed or engaged as of the effective date of this Agreement; and/or

                  b. Solicit, divert, approach or seek staffing services business from any DCRI customer, refer business from any DCRI customer to any competitive business, or be paid commission(s) or bonus(es) based on sales received by any competitive business from any DCRI customer. For purposes of this Agreement, the term "DCRI customer" means any person, firm, corporation, partnership, association, or other entity to which DCRI

SETTLEMENT AGREEMENT AND RELEASE - PAGE 3

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                           provided staffing services during the twelve (12)
                           months prior to the effective date of this Agreement.

6. NON-DISCLOSURE COVENANT. Employee shall not at any time disclose or reveal to any person or entity any trade secrets or confidential information of DCRI or the DCRI Released Parties or of any third party that DCRI is under an obligation to keep confidential. In particular, Employee agrees that he will not disclose any confidential or proprietary information regarding DCRI's internal business operations such as the following: the methods, processes, systems and know-how used, developed or acquired by DCRI in its business; the identity of and any personnel information regarding prospective and current employees; and/or the pricing, margins, sensitive financial information, strategic business plans, market research studies, promotional ideas, customer lists, key customer contacts, prospective customers, marketing techniques or plans, employee information or other key business initiatives or projects of DCRI. This restriction does not apply, however, to information that at the time of disclosure is in the public domain through no fault of Employee, information Employee received from a third party that was disclosed without a breach of confidentiality or information approved for release by written authorization of DCRI.

7. RETURN OF DCRI PROPERTY AND FILES. Employee will not remove any of DCRI's property from its premises and, within seventy-two (72) hours of the Parties executing this Agreement, shall return the originals and all copies thereof of all notes, files, computer equipment, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature (collectively, the "Materials") relating directly or indirectly, to DCRI or any DCRI Released Party. This turnover provision shall not apply to attorney-client communications between Employee and Employee's counsel. In the event Employee thereafter discovers additional DCRI property or documents, Employee shall provide such documents to DCRI or DCRI's counsel within three (3) business days. Excepting only the Employment Agreements, benefits plans and any public documents filed with the SEC, Employee will not retain, use or permit to be used any such notes, files, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, and Employee acknowledges and agrees that all of the foregoing will be and shall remain the sole and exclusive property of DCRI. Employee shall additionally provide a subset of the Materials to DCRI's counsel, Dan Hartsfield, and Hartsfield shall keep and maintain such subset under seal until: (i) Employee is a party to arbitration or litigation involving DCRI, its officers, directors or shareholders, at which time Hartsfield shall return the sealed subset to Employee upon written request; or (ii) April 1, 2005.

8. CONTINUING DUTY TO COOPERATE. Employee agrees to fully cooperate in good faith with DCRI and its counsel in its defense of, or other participation in, any administrative, judicial or other proceedings arising from any charge, complaint or other action which has or may be filed relating to events which occurred, in whole or in part, during Employee's tenure of employment with DCRI. DCRI agrees to cooperate in good faith with Employee and his counsel in the defense of any administrative, judicial or other proceedings arising from any charge, complaint or other action which has or may be filed

SETTLEMENT AGREEMENT AND RELEASE - PAGE 4

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         against Employee relating to events which occurred, in whole or in part, during Employee's tenure of employment with DCRI. Employee shall comply with all reasonable requests to provide information to and assist DCRI in responding to or complying with any discovery, inquiries, investigations, requests for information, or subpoenas by any opposing party or any federal, state, or local government agency (further including, without limitation, the Securities and Exchange Commission ("SEC") and the American Stock Exchange). Within seven (7) days of the execution of this Agreement, Employee shall also sign any entries in the minutes book of the Board of Directors, which previously have been entered unsigned. DCRI agrees to fully cooperate in good faith with Employee in responding to reference inquiries in order for him to obtain alternative employment and shall designate Annette Guinsburg, Vice President of Human Resources, or her successor as the contact person to respond to all such inquiries. In addition, DCRI will transition the business and other affairs of Employee in good faith, including forwarding Employee's mail to his designated address, permitting the retrieval or delivery of his personal belongings and such other routine matters that may arise.

9. "GOING-PRIVATE" TRANSACTION. If DCRI undertakes a "going-private" transaction within the meaning of Rule 13e-3 promulgated by the SEC pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended, Employee as a holder of issued and outstanding shares of common stock of DCRI and as a holder of options to purchase common stock of DCRI will be treated in the same manner as any other unaffiliated security holder, as defined in Section 13e-3. In such event, DCRI, to the extent permitted by law, will purchase any issued and outstanding shares of common stock of DCRI at a price equal to fair market value of DCRI common stock, which for this purpose will have the same meaning as the term "fair market value" defined in Section 3(c) of Employee's 1998 Stock Option Agreement, as amended, as of the last business day (the "Measuring Date") prior to the effective date of such going-private transaction; provided, however, that such purchase obligation shall not apply in the event that the material terms of such going-private transaction have been disclosed in written notice by certified mail, return receipt requested, to Employee's address at 2016 Saint Andrews Drive, Richardson, Texas 75082-3206, and in a report or other document filed with the SEC by DCRI at least fifteen (15) days prior to the Measuring Date. Employee shall have the continuing duty to timely notify DCRI of any changes to his residential address for receipt of notice purposes pursuant to the terms of this Agreement.

10. GENERAL RELEASE AND WAIVER BY EMPLOYEE. In consideration of this Agreement, Employee, on behalf of himself and his family, assigns, representatives, agents, heirs and/or attorneys, if any, hereby fully, finally, and forever releases, acquits and discharges DCRI, along with its former and present parent, subsidiary, and/or affiliate companies, predecessors, successors and/or assigns, as well as DCRI's officers, administrators, directors, shareholders, investors, general or limited partners, representatives, agents, employees and/or attorneys, jointly and severally (collectively, the "DCRI Released Parties"), in their individual or corporate capacities, from any and all claims, demands, actions, liabilities, promises, obligations, damages, and/or causes of action of whatever kind or character, known or unknown, asserted or unasserted, arising prior to or existing at the time of the execution of this agreement which employee has or might claim to have

SETTLEMENT AGREEMENT AND RELEASE - PAGE 5

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         against any of the DCRI Released Parties. By way of illustration, this general release includes, without limitation:

                  a. Any claim arising under the Employment Agreement or otherwise relating to any alleged breach of any oral or written promise or employment contract;

                  b. Any claim under state or federal law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000 ET. SEQ.; Civil Rights Act of 1866, 42 U.S.C. Section 1981; Civil Rights Act of 1991, 42 U.S.C. Section 1981a; Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET. SEQ.; Americans With Disabilities Act, 42 U.S.C. Section 12101 ET. SEQ.; Fair Labor Standards Act, 29 U.S.C. Section 201, ET. SEQ.; Employee Retirement Income Security Act, 29 U.S.C. Section 1000 ET. SEQ.; Family and Medical Leave Act, 29 U.S.C. Section 2601, ET. SEQ.; or any other statute prohibiting discrimination in employment under any federal, state or local law;

                  c. Claims for unpaid or withheld wages, bonuses, employee benefits, stock or stock options, deferred compensation, commissions, or profit-sharing, together with any claims for wrongful discharge, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, negligent hiring, negligent retention, defamation, slander, invasion of privacy, or intentional infliction of emotional distress; or

                  d. Any claim by Employee, directly or derivatively, in his capacity as a shareholder against DCRI or any of the DCRI Released Parties or their officers or directors for breach of any duty owed to the shareholders of DCRI or any of the DCRI Released Parties.

         This Agreement shall not, however, release or waive any claim or cause of action that may arise (i) under the terms of this Agreement; (ii) after the execution of this Agreement; or (iii) pursuant to any transaction between Employee and J. Michael Moore regarding L.P. #2.

11. GENERAL RELEASE AND WAIVER BY DCRI. In consideration of this Agreement, DCRI and its officers, directors, attorneys, employees, agents, parent companies, subsidiaries and affiliate companies, in their individual and corporate capacities, hereby fully, finally, and forever release, acquit and discharge Employee, in his individual and corporate capacity, from any and all claims, demands, actions, liabilities, promises, obligations, damages, and/or causes of action of whatever kind or character, known or unknown, asserted or unasserted, arising prior to or existing at the time of the execution of this agreement which they have or might claim to have against Employee. This paragraph shall not release or waive any claim or cause of action that DCRI or they may have or that may arise against Employee, in his official or individual capacity, (i) under the terms of this

SETTLEMENT AGREEMENT AND RELEASE - PAGE 6

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         Agreement; (ii) after the execution of this Agreement; (iii) any shareholder derivative litigation; or (iv) relating to the DITTO litigation and/or the D&O coverage or lack thereof. If eligible, Employee shall receive the benefit of any applicable D&O or other insurance coverage.

12. COVENANT NOT TO SUE. Employee shall not initiate or bring any administrative, legal or other action against DCRI or any of the DCRI Released Parties for any claim waived and released under this Agreement which may have existed prior to the execution of this Agreement, and Employee represents and warrants that no such claim has been filed to date. If a Court determines that Employee has violated this paragraph twelve (12), then Employee shall bear all legal fees and costs, including those incurred by DCRI and/or the DCRI Released Parties relating thereto.

13. WAIVER OF RE-EMPLOYMENT. Employee agrees not to knowingly seek employment with, or to submit an application to, DCRI or any DCRI Released Party at any time in the future.

14. CONSIDERATION PERIOD. Employee has been advised by DCRI that he has the right to discuss any aspect of this Agreement with counsel and to consult with an attorney before executing this Agreement, and Employee has done so. By executing this Agreement, Employee acknowledges that he considered its terms for twenty-one (21) days or waived his right to do so.

15. REVOCATION PERIOD. Following the execution of this Agreement on March 14, 2001, and within seven (7) days thereafter, Employee may revoke this Agreement as to his release and waiver of any age discrimination in employment claims. If Employee revokes the Agreement as to such age discrimination claims on or before March 21, 2001, and only in such event, then the severance pay set forth in paragraph 3(a) above shall be reduced to One Hundred and Sixty Thousand and No 100's Dollars ($160,000.00), minus applicable withholdings and interest deductions, with the balance payable in equal, semi-monthly installments in accordance with DCRI's normal payroll procedures.

16. TRANSFER OF RIGHTS/SUCCESSORS AND ASSIGNS. Employee represents and warrants that he has not transferred or assigned, or purported to transfer or assign, to any person or entity any claim involving or against DCRI (or any of the DCRI Released Parties) or any portion thereof or interest therein. This Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

17. GOVERNING LAW AND VENUE. The laws of the State of Texas or, where applicable, the law of the United States, shall govern the validity, interpretation and effect of this Agreement.

18. SEVERABILITY. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

SETTLEMENT AGREEMENT AND RELEASE - PAGE 7

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19.      ARBITRATION AND VENUE. Excepting only disputes involving temporary or permanent injunctive relief to enforce the non-solicitation or non-disclosure obligations imposed by this Agreement, the Parties agree to submit any controversy involving the construction or application of any of the terms, covenants, or conditions of this Agreement (including, but not limited to, the determination of any amounts payable under the terms of this Agreement) to binding arbitration in Dallas County, Texas if either Party to this Agreement shall request arbitration by notice to the other Party. The Parties also agree that any decision resulting from such arbitration shall be final. The Parties incorporate herein by reference paragraph 13(c) of the Employment Agreement as to the appointment of arbitrators and the expenses of arbitration.

20. ACCEPTANCE OF AGREEMENT. By signing this Agreement, the Parties declare that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted without any undue influence or coercion, after complete consideration of all facts and their respective legal rights.

AGREED TO AND ACCEPTED as of the 14th day of March, 2001:

M. TED DILLARD:                     DIVERSIFIED CORPORATE RESOURCES,
                                    INC.


/s/ M. Ted Dillard                  By:      /s/ J. Michael Moore
----------------------------                 -----------------------------------
                                             J. Michael Moore
                                             Chief Executive Officer
                                             On Behalf of the Board of Directors













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